Exhibit 99
press release

Farmers & Merchants State Bank	First Place Bank
1313 S. Defiance Street	185 East Market Street
Archbold, Ohio 43502	Warren, Ohio 44481
Contact: Marty Filogamo	Contact: Debra Bish
Phone: (419) 446-2501	Phone: (330) 373-1221 x-2128
FOR IMMEDIATE RELEASE
Farmers & Merchants State Bank Announces Completion of the Acquisition of the
Hicksville Branch of First Place Bank
Release – July 12, 2010
Archbold, Ohio
Farmers & Merchants State Bank (F&M) of Archbold, Ohio completed the previously announced acquisition of the First Place Bank, Hicksville office On July 9, 2010.
Paul S. Siebenmorgen, President and Chief Executive Officer of Farmers & Merchants State Bank, said, “We are delighted to welcome the customers and employees of the Hicksville office to F&M and are committed to providing the highest level of financial services to its customers.” Mr. Siebenmorgen added, “Hicksville fits very well into our F&M footprint, expanding our presence in Defiance County and meeting the needs of the markets between our existing Defiance, Auburn and Butler offices. Hicksville establishes our 19th banking office throughout the communities of Northwest Ohio and Northeast Indiana. Our new customers will benefit from an expanded local branch banking and ATM network that offers a broad array of financial products and services.”
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With assets of approximately $875 million, Farmers & Merchants Bancorp, Inc. is a bank holding company, whose banking subsidiary Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 19 offices with locations in Fulton, Williams, Henry, Defiance and Wood counties of Northwest Ohio and in DeKalb and Steuben counties in Indiana.